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                                                                     EXHIBIT 5.1



                                  [LETTERHEAD]



                                        , 1997



Progenitor, Inc.
1507 Chambers Road
Columbus, Ohio 43212



Ladies and Gentlemen:



    At your request, we have examined the Registration Statement on Form S-1 filed by Progenitor, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on June 6, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 3,162,500 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), all of which are shares of authorized but unissued stock to be offered and sold by the Company (including 412,500 shares of Common Stock subject to the underwriters' over-allotment option). The Common Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.



    As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of up to 3,162,500 shares of Common Stock.



    We are of the opinion that the shares of Common Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the related Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.



    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.



                                          Very truly yours,